Aspen Technology, Inc. [phone] 781-221-5400 [world wide web] www.aspentech.com 20 Crosby Drive [fax] 781-221-5213 [e-mail] info@aspentech.com Bedford, MA 01730 USA aspentech April 21, 2022 Mr. John Hague Dear John: This letter confirms our agreement on your new role at AspenTech as Executive Vice President of Aspen Technology, Inc. (the "Company"), reporting to the Chief Executive Officer (with primary responsibilities to be assigned by the Chief Executive Officer) effective as of April 21, 2022 and continuing through October 1, 2022 (the "Retirement Date"). This letter agreement sets forth our agreement with respect to your continued employment from and after the date hereof through the Retirement Date (the "Transition Period"). Reference is hereby made to the Amended and Restated Executive Retention Agreement dated as of January, 2019 between you and the Company (as amended hereby, the "ERA"). Capitalized terms used but not defined in this letter agreement and defined in the ERA shall have the respective meanings ascribed to them in the ERA. Except as otherwise provided herein, the terms of the ERA and your rights and obligations thereunder shall remain and continue in effect. Your employment with the Company will terminate automatically on the Retirement Date and you shall be deemed to have resigned from all positions with the Company at such time. The Retirement Date will be your last day of employment with the Company for all purposes, including for purposes of participation in and coverage under benefit plans and programs sponsored by the Company and its affiliates, except as otherwise provided herein. Following the Retirement Date (or, if earlier, a termination of your employment), you may not represent yourself as being an employee, officer, agent or other representative of the Company or any of its affiliates. During the Transition Period, you will remain an active employee of the Company and will hold the position and perform the duties assigned to you by the Chief Executive Officer (as described above). While you are employed by the Company during the Transition Period, you will continue to be entitled to the following: (a) continued base salary and annual target bonus opportunity at the level currently in effect; (b) continued participation in Company benefits, as may be in effect or amended from time to time; and 1 Error! Unknown document property name.